EXHIBIT 10.2

Each of the Stock Plan Subcommittee of the Compensation Committee and the Compensation Committee of the Board of Directors of The Estée Lauder Companies Inc. reserves the right to change provisions of this Agreement to comply with applicable laws or regulations.

Market Share Unit Award Agreement Under
The Estée Lauder Companies Inc.
Amended and Restated Fiscal 2002 Share Incentive Plan (the “Plan”)

This MARKET SHARE UNIT AWARD AGREEMENT (“Agreement”) provides for the granting of market share unit awards by The Estée Lauder Companies Inc., a Delaware corporation (the “Company”), to the participant, an employee of the Company or one of its subsidiaries (the “Participant”), representing the right to receive shares of the Company’s Class A Common Stock, par value $0.01 (the “Shares”), subject to the terms below (the “Market Share Units”).  The name of the “Participant,” the “Grant Date,” the aggregate number of Shares that may be paid out and the Plan Achievement (as defined below) goals are stated in the attached “Notice of Grant,” and are incorporated by reference.  The other terms of this Market Share Unit Award are stated in this Agreement and in the Plan, which is incorporated by reference and made a part hereof. Terms not defined in this Agreement are defined in the Plan, as amended.

1. Award Grant. The Company hereby awards to the Participant an award of Market Share Units to be paid out as set forth in the Notice of Grant, representing a Performance Award and Performance-Based Award under the terms of the Plan.

2. Right to Payment of Market Share Units. The number of shares to be paid out to the Participant shall be determined by the Committee based on the Participant’s continued employment with the Company and plan achievement through the end of the Performance Period (as set forth in the Notice of Grant).  Except as otherwise provided in paragraph 3, 4 or 5 below, at the end of the Performance Period, the number of Shares earned in respect of the Market Share Units will be determined in accordance with the Notice of Grant.

3. Payment of Awards. Payments under this Agreement will be made in the number of Shares that is equivalent to the number of Market Share Units earned and payable to the Participant pursuant to paragraph 2 above. Except as otherwise provided in paragraph 3, 4 or 5 below, earned Market Share Units shall be paid in Shares as soon as practicable following the date on which the Committee certifies the attainment of the Plan Achievement goals with respect to the Performance Period, but in no event later than 2 and ½ months following the last day of the calendar year in which the Performance Period ends.  In addition, during the Performance Period, each Market Share Unit that becomes earned and payable pursuant to paragraph 2 above carries a Dividend Equivalent Right, payable in cash at the same time as the Market Share Units are paid in accordance with paragraph 3, 4 or 5.

4. Change in Control.  Upon a Change in Control that occurs during employment, each Market Share Unit with a Performance Period ending after the Change in Control will become payable to the Participant with the total number of Shares to be paid equal to the number of Shares earned in accordance with the Notice of Grant as if the Performance Period ended on the date of the Change in Control.  Payment of Shares so earned will be made within two weeks following the date of the Change in Control.  If the Shares cease to be outstanding immediately after the Change in Control (e.g., due to a merger with and into another entity), then the consideration to be received in respect of each Share earned under a Market Share Unit will equal the consideration paid to each stockholder per Share generally upon the Change in Control.  If the Performance Period ends on or prior to the Change in Control, the Market Share Unit shall be paid out in accordance with paragraph 3 or 5 of this Agreement, as applicable.

5. Termination of Employment. If the Participant’s employment terminates during the Performance Period, payouts will be as follows:

(a)
Death.  For termination as a result of death, the Market Share Units will be paid pro rata for the number of full months employed during the Service Period (as set forth in the Notice of Grant) (i.e., the proration to be applied will equal a fraction, the numerator of which is the number of full calendar months of service completed during the Service Period through the date of termination (in the case of this paragraph 5(a), the Participant’s death) and the denominator of which is the number of full calendar months in the Service Period).  Payment of Shares earned in respect of such Market Share Units will be made to the Participant’s estate as soon as practicable after the date of the Participant’s death, but in no event later than 2 and ½ months following the calendar year of death, and in accordance with any applicable laws or Company procedures regarding the payments.

(b)
Disability.  For termination as a result of total and permanent disability (as determined by the Company pursuant to the Company’s long-term disability program), the Performance Period will terminate and the Participant will vest in a pro rata amount of Market Share Units for the number of full months employed during the Service Period (determined under the proration methodology in paragraph 5(a)) based on actual Plan Achievement through the date the Participant becomes totally and permanently disabled.  Payment of Shares earned in respect of such Market Share Units will be made within two weeks following the date on which the Participant terminates employment as a result of total and permanent disability.

(c)
Termination of Employment Without Cause.  If the Participant’s employment is terminated at the instance of the Company or relevant subsidiary without Cause (as defined below) or at the instance of the Participant for Material Breach as provided for in the employment agreement in effect between the Participant and the Company or any subsidiary, including any employment agreement entered into after the Grant Date, on or prior to the end of the first year of the Performance Period, the Market Share Unit Award will be forfeited.  If such termination occurs after the end of the first year of the Performance Period, the Performance Period will terminate and the Participant will vest in a pro rata amount of Market Share Units for the number of full months employed during the Service Period (determined under the proration methodology in paragraph 5(a)) based on actual Plan Achievement through the date of termination.  Payment of Shares earned in respect of such Market Share Units will be made within two weeks following the date of termination of employment.

(d)	Termination of Employment By Employee. If the Participant terminates his or her employment (e.g., by voluntary resignation) the Market Share Unit Award will be forfeited.

(e)
Termination of Employment With Cause.  If the Participant is terminated for Cause, the Market Share Unit Award will be forfeited.  For this purpose, “Cause” is defined in the employment agreement in effect between the Participant and the Company or any subsidiary, including any employment agreement entered into after the Grant Date.  In the absence of an employment agreement, “Cause” means any breach by the Participant of any of his or her material obligations under any Company policy or procedure, including, without limitation, the Code of Conduct.

(f)
Post Employment Conduct.  Payout of any Market Share Unit Award after termination of employment is subject to satisfaction of the condition precedent that the Participant complies with the covenants provided for in the employment agreement in effect between the Participant and the Company or any subsidiary, including any employment agreement entered into after the Grant Date.

(g)	If the Participant’s employment terminates after the expiration of the Performance Period but prior to the payout, payout will be subject to this paragraph 5.

6. No Rights of Stock Ownership. This grant of Market Share Units does not entitle the Participant to any interest in or to any voting or other rights normally attributable to Share ownership other than the Dividend Equivalent Rights granted under paragraph 3 above.

7. Clawback.  Shares earned and delivered under any Market Share Unit Award shall be subject to any recoupment policy for awards under the Plan adopted by the Company as such policy exists from time to time.

8. Withholding. Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social security, payroll tax, or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains his or her responsibility.  Furthermore, the Participant acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Market Share Units, including the grant of the Market Share Units, the vesting of the Market Share Units, the delivery of Shares, the subsequent sale of Shares acquired under the Plan and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant of the Market Share Units or any aspect of the Participant’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items.

Prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer.  In this regard, the Participant authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by the Participant from his or her wages or other cash compensation paid by the Company and/or the Employer or from proceeds of the sale of the Shares acquired under the Plan.  Alternatively, or in addition, the Company may (i) sell or arrange for the sale of Shares that the Participant acquires under the Plan to meet the withholding obligation for the Tax-Related Items, and/or (ii) withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount.  If the Company satisfies the Tax-Related Item withholding obligation by withholding a number of Shares as described herein, the Participant will be deemed to have been issued the full number of Shares due to the Participant at vesting, notwithstanding that a number of the Shares is held back solely for purposes of such Tax-Related Items.

Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of his or her participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue Shares under the Plan and refuse to deliver the Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this paragraph.

9. Nonassignability. This award may not be assigned, pledged, or transferred except, if the Participant dies, to a designated beneficiary or by will or by the laws of descent and distribution. The foregoing restrictions do not apply to transfers under a court order, including, but not limited to, any domestic relations order.

10. Effect Upon Employment. The Participant’s right to continue to serve the Company or any of its subsidiaries as an officer, employee, or otherwise, is not enlarged or otherwise affected by an award under this Agreement.  Nothing in this Agreement or the Plan gives the Participant any right to continue in the employ of the Company or any of its subsidiaries or to interfere in any way with any right the Company or any subsidiary may have to terminate his or her employment at any time.  Payment of Shares is not secured by a trust, insurance contract or other funding medium, and the Participant does not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on his or her behalf.

11. Notices.  Any notice required or permitted under this Market Share Unit Award Agreement is deemed to have been duly given if delivered, telecopied, mailed (certified or registered mail, return receipt requested), or sent by internationally-recognized courier guaranteeing next day delivery (a) to the Participant at the address on file in the Company’s (or relevant subsidiary’s) personnel records or (b) to the Company, attention Stock Plan Administration at its principal executive offices, which are currently located at 767 Fifth Avenue, New York, NY 10153.

12. Disclosure and Use of Information.

a. By signing and returning the attached Notice of Grant, and as a condition of the grant of the Market Share Units, the Participant hereby expressly and unambiguously consents to the collection, use, and transfer of personal data as described in this paragraph by and among, as necessary and applicable, the Employer, the Company and its subsidiaries and by any agent of the Company or its subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

b. The Participant understands that the Employer, the Company and/or its other  subsidiaries holds, by means of an automated data file or otherwise, certain personal information about the Participant, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all Market Share Units or other entitlement to Shares awarded, canceled, exercised, vested, unvested, or outstanding in the Participant’s favor, for purposes of managing and administering the Plan (“Data”).

c. The Participant also understands that part or all of his or her Data may be held by the Company or its subsidiaries in connection with managing and administering previous award or incentive plans or for other purposes, pursuant to a prior  transfer made with the Participant’s consent in respect of any previous grant of Market Share units or other awards.

d. The Participant further understands that the Employer may transfer Data to the Company or its subsidiaries as necessary to implement, administer, and manage his or her participation in the Plan.  The Company and its subsidiaries may transfer data among themselves, and each, in turn, may further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

e. The Participant understands that the Company, its subsidiaries, and the Data Recipients are or may be located in his or her country of residence or elsewhere. The Participant authorizes the Employer, the Company, its subsidiaries, and the Data Recipients to receive, possess, use, retain, and transfer Data in electronic or other form to implement, administer, and manage his or her participation in the Plan, including any transfer of Data that the Administrator deems appropriate for the administration of the Plan and any transfer of Shares on his or her behalf to a broker or third party with whom the Shares may be deposited.

f. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.

g. The Participant understands that Data will be held as long as is reasonably necessary to implement, administer and manage his or her participation in the Plan and he or she may oppose the processing and transfer of his or her Data and may, at any time, review the Data, request that any necessary amendments be made to it, or withdraw his or her consent by notifying the Company in writing. The Participant further understands that withdrawing consent may affect his or her ability to participate in the Plan.

13. Discretionary Nature and Acceptance of Award.  By accepting this Award, the Participant agrees to be bound by the terms of this Agreement and acknowledges that:

a. The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

b. The award of Market Share Units is voluntary and occasional, and does not create any contractual or other right to receive future awards of Market Share Units, or benefits in lieu of Market Share Units, even if Market Share Units have been awarded repeatedly in the past.

c. All decisions with respect to future awards, if any, will be at the sole discretion of the Company;

d. The Participant’s participation in the Plan is voluntary;

e. Market Share Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any subsidiary, and which is outside the scope of the Participant’s employment or service contract, if any;

f. The Market Share Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any subsidiary;

g. In the event the Participant is not an employee of the Company, the Market Share Units and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company; and furthermore, the Market Share Units and the Participant’s participation in the Plan will not be interpreted to form an employment or service contract with any subsidiary of the Company;

h. The future value of the underlying Shares is unknown and cannot be predicted with certainty;

i. In consideration of the award of the Market Share Units, no claim or entitlement to compensation or damages shall arise from termination of the Market Share Units or diminution in value of the Market Share Units, or Shares acquired upon vesting of the Market Share Units, resulting from termination of the Participant’s employment by the Company or any subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the award of the Market Share Units, the Participant irrevocably releases the Company and any subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Notice of Grant, the Participant shall be deemed irrevocably to have waived his or her right to pursue or seek remedy for any such claim or entitlement;

j. Except as provided in Section 4 above, in the event of termination of the Participant’s employment (whether or not in breach of local labor laws), the Participant’s right to receive Market Share Units under the Plan and to vest in such Market Share Units, if any, will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of this Agreement;

k. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of the underlying Shares; and

l. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

14. Failure to Enforce Not a Waiver.  The Company’s failure to enforce at any time any provision of this Agreement does not constitute a waiver of that provision or of any other provision of this Agreement.

15. Governing Law.  The Market Share Unit Award Agreement is governed by and is to be construed according to the laws of the State of New York that apply to agreements made and performed in that state, without regard to its choice of law provisions.  For purposes of litigating any dispute that arises under the Market Share Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, and agree that such litigation will be conducted in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where the Market Share Units are made and/or to be performed.

16. Partial Invalidity.  The invalidity or illegality of any provision of the Agreement will be deemed not to affect the validity of any other provision.

17. Section 409A Compliance.  This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption therefrom, and any regulations, rulings, or guidance provided thereunder.  To the extent that any amounts under this Agreement are subject to Code section 409A, whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment shall be within the sole discretion of the Company.  The Company reserves the unilateral right to amend this Agreement upon written notice to the Participant to prevent taxation under Code section 409A.

18. Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to Market Share Units awarded under the Plan or future Market Share Units that may be awarded under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

The Estée Lauder Companies Inc.

By:	/s/ Amy DiGeso
Amy DiGeso
Executive Vice President,
Global Human Resources

NOTICE OF GRANT
UNDER
THE ESTÉE LAUDER COMPANIES INC.
AMENDED AND RESTATED FISCAL 2002 SHARE INCENTIVE PLAN

This is to confirm that you were awarded a grant of Market Share Units at the most recent meeting of the Stock Plan Subcommittee of the Compensation Committee of the Board of Directors representing the right to receive shares of Class A Common Stock of The Estée Lauder Companies Inc. (the “Shares”), subject to the terms of the Plan and the Market Share Unit Award Agreement.  This award was made in recognition of the significant contributions you have made as a key employee of the Company, and to motivate you to achieve future successes by aligning your interests more closely with those of our stockholders.  This Market Share Unit Award is granted under and governed by the terms and conditions of the Plan and the Market Share Unit Award Agreement (the “Agreement”) which are made a part hereof.  The Agreement and Summary Plan Description are being sent to you in a separate e-mail.  Please read these documents and keep them for future reference.  The specific terms of your award are as follows:

Participant:

Employee Number:

Grant Date:                         February 9, 2011

Service Period:                   July 1, 2010 to June 30, 2014

Performance Period:          February 9, 2011 to June 30, 2014

Type of Award:                 Performance Award and Performance-Based Award (referred to herein as a “Market Share Unit”)

Plan Achievement goal for Performance Period:  Except as otherwise provided in Section 4 or 5 of the Agreement, the number of Shares that may be earned under the Market Share Unit Award shall be determined in accordance with the following formula:   (160,000/$150) times Average Final Price (as defined below), subject to the requirement that the Average Final Price shall be greater than or equal to $37.50 and that no more than 160,000 shares (subject to adjustment provisions set forth in the Plan) shall be issued pursuant to this grant.

1.
For purposes hereof, “Average Final Price” means the average of the daily closing stock prices for the Company’s Class A Common Stock on the New York Stock Exchange over the twenty trading days ending on the last day of the Performance Period (if such last day is not a trading day, then the last trading day preceding such last day).

2.
If the Participant’s employment is terminated by reason of, or pursuant to, Paragraph 5(a), 5(b) or 5(c) of the Agreement, then in determining the “Average Final Price,” the Performance Period shall end on the date of termination.

3.	The Committee may reduce the payment based on other factors at the discretion of the Committee unless a Change of Control has occurred.

Examples of potential payouts assuming continued employment through June 30, 2014 (and all other conditions are met) include:

Average Final Price	Number of Shares
>$150.00	160,000
$150.00	160,000
$120.00	128,000
$90.00	96,000
$60.00	64,000
$37.50	40,000
<$37.50	0

Questions regarding the award can be directed to Thomas Fellenbaum at (212) 572-3705 or Patricia Zakrzewski at (973) 492-3609.

If you wish to accept this grant, please sign this Notice of Grant and return it immediately to:

           Compensation Department
           767 Fifth Avenue, 43rd Floor
           New York, New York 10153
           Attention: Thomas Fellenbaum

The undersigned hereby accepts, and agrees to, all terms and provisions of the Agreement, including those contained in this Notice of Grant.

By____________________________________________________________________Date___________________________________________